Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

Arrow Financial Corporation:

We consent to the incorporation by reference in the registration statement on Form S-8 of Arrow Financial Corporation relating to the Arrow Financial Corporation Directors’ Stock Plan, of our report dated January 21, 2003, with respect to the consolidated balance sheets of Arrow Financial Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of Arrow Financial Corporation.

Albany, New York

November 12, 2003